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                                                                     EXHIBIT 3.2

                            CERTIFICATE OF AMENDMENT

                                     TO THE

                          CERTIFICATE OF INCORPORATION
                                       OF

                              SYBARI SOFTWARE, INC.

                    (Pursuant to Sections 228 and 242 of the
                General Corporation Law of the State of Delaware)

         Sybari Software, Inc. (the "Corporation"), a corporation organized under the General Corporation Law of the State of Delaware (the "General Corporation Law"),

         DOES HEREBY CERTIFY THAT:

         FIRST: The Board of Directors of the Corporation duly adopted resolutions proposing to amend the certificate of incorporation, declaring said amendment to be advisable to, and in the best interest of, the Corporation and its stockholders, and authorizing the appropriate officers of the Corporation to solicit the consent of the stockholders in lieu of a meeting, all in accordance with the applicable provisions of Sections 228 and 242 of the General Corporation Law.

         SECOND: This amendment was approved by the written consent of the stockholders of the Corporation in accordance with Section 228 of the General Corporation Law.

         THIRD: The certificate of incorporation of the Corporation shall be amended by adding the following paragraph immediately after the present first paragraph of ARTICLE IV.A. thereof:

                  Effective on January 12, 2005, upon the filing of the Certificate of Amendment of the Certificate of Incorporation of the Corporation on such date (the "Effective Date"), each share of Common Stock of the Corporation then issued and outstanding or held in the treasury of the Corporation automatically shall be combined into 0.415 shares of fully paid and nonassessable Common Stock of the Corporation. There shall be no fractional shares of Common Stock issued. Each holder of shares of Common Stock who would otherwise be entitled to receive a fractional share shall be entitled to receive a cash payment in lieu thereof in an amount equal to the fraction to which the holder would otherwise be entitled multiplied by the market price per share of the Common Stock (as determined in a reasonable manner prescribed by the Board of Directors) at the close of business on the combination date. The determination as to whether or not any fractional shares are issuable shall be based upon the total number of shares of Common Stock held by any holder thereof that are being combined, not upon each share of Common Stock being combined.

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         FOURTH: ARTICLE IV.C.3.(a) of the certificate of incorporation of the
Corporation shall be amended by deleting clause (iv) of the definition of the term "Liquidity Event" contained therein and replacing it in its entirety with the following:

         (iv) the consummation of the first public offering of securities of the Corporation pursuant to a registration statement filed under the Securities Act of 1933, as amended (the "Act"), pursuant to which the aggregate public offering price of the shares sold by the Corporation equals or exceeds $46,900,000 (if such offering is consummated on or before June 30, 2005) or $50,000,000 (if such offering is consummated after June 30, 2005), the price per share of Common Stock equals or exceeds $6.00 (which amount shall be subject to equitable adjustment whenever there shall occur a stock split, combination, reclassification or other similar event involving the Common Stock or the Series B Preferred Stock) and in which all of the Series A Preferred Stock has been redeemed and all amounts due and owing under those certain Debentures, due March 30, 2006, has been paid in full ("Qualified Public Offering").

         FIFTH: This amendment has been duly adopted in accordance with Section 242 of the General Corporation Law.

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         IN WITNESS WHEREOF, this Certificate of Amendment to the Certificate of
Incorporation has been signed by a duly authorized officer on this 12th day of January, 2005.

                                               SYBARI SOFTWARE, INC.

                                               By:  /s/ ROBERT G. WALLACE
                                                    ----------------------------
                                                    Robert G. Wallace
                                                    Chief Executive Officer